Exhibit 3.1

FOURTH:  The aggregate number of shares, which the Corporation shall have authority to issue, shall change from 5,010,000,000 to 5,100,000,000 shares.  This share issue change is separated as follows: 1) from 10,000,000 Preferred shares at par value $0.01 each to 100,000,000 Preferred Shares of a par value of $.00001 each, and 2) from 5,000,000,000 Common Shares of a par value of $.0001 each to 5,000,000,000 Common Shares of par value $0.00001 each.

Subject to the provisions of Section 502 of the Business Corporation Law, the Board of Directors of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the shares of Preferred Stock into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, and its preferences, conversion rights, cumulative, relative, participating, optional, or other rights, including voting rights, qualifications, limitations, or restrictions thereof.

FOURTH, SECTION 1 – COMMON STOCK

A)

Common Stock.  The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof.  Each share of the Common Stock shall be equal to each other share of the Common Stock.  The holders of shares of the Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders.

B)

Voting Rights.  Except as may be provided in these Certificate of Incorporation or in a Preferred Stock Designation, or as may be required by applicable law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes.   Each holder of Common Stock has one vote in respect of each share of stock held by the person or record on the books of the corporation on all matters voted upon by the Stockholders.

C)

Dividends.  Subject to the preferential rights of the Preferred Stock, the holders of the Common Stock are entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors.

D)

Liquidation.  In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock, holders of Common Stock shall be entitled to received all or the remain assets of the Corporation of whatever kind available for distribution to Stockholders ratably in proportion to the number of shares of the Common Stock held by them respectively  The Board of Directors may distribute in kind to the holders of Common Stock such remaining assets of the Corporation or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other corporation, trust or other entity and receive payment therefore in cash, stock or obligations of such other corporation, trust or other entity, or any combination hereof, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of Common Stock.  The merger or consolidation of the Corporation into or with any other corporation, or merger or any other corporation into it, or any purchase or redemption of shares of stock of this Corporation of any class, shall not be deemed to be a dissolution, liquidation or winding up of the Corporation for the purposes of this paragraph.

E)

Denial of Preemptive Rights.  No common stock shareholder of the Company shall, by reason of his holding shares of any class, have any preemptive or preferential right to purchase or subscribe to any shares of any class of the Company, now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities would adversely affect dividend or voting rights of such stockholder, other than such rights, if any, as the Board of Directors in its discretion may fix; and the Board of Directors may issue shares of any class of the Company, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares of any class, either in whole or in part, to the existing stockholders of any class.

F)

Record Date.  The Board of Directors may prescribe a period not exceeding 60 days before any meeting of the stockholders during which no transfer of stock on the books of the Company may be made, or may fix, in advance, a record date not more than 60 or less than 10 days before the date of any such meeting as the date as of which stockholders entitled to notice of and to vote at such meetings must be determined.  Only stockholders of record on that date are entitled to notice or to vote at such a meeting.  If a record date is not fixed, the record date is at the close of business on the day before the day on which notice is given or, if notice is waived, at the close of business on the day before the meeting is held.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders applies to an adjournment of the meeting unless the Board of Directors fixes a new record date for the adjourned meeting.  The Board of Directors must fix a new record date if the meeting is adjourned to a date more than 60 days later than the date set for the original meeting.

FOURTH, SECTION 2 – PREFERRED STOCK

A)

DESIGNATIONS OF SERIES A PREFERRED STOCK

1)

DESIGNATION.  This class of stock of this Corporation shall be named and designated “Series A Preferred Stock”. It shall have 10 shares authorized at $0.00001 par value per share.

2)

CONVERSION RIGHTS.

a)

There are no conversion rights associated to the Series A Preferred Stock.

3)

RANKING.  The Series A Preferred Stock shall rank on parity with the Corporation’s Common Stock and any class or series of capital stock of the Corporation hereafter created, except the Series B Preferred Stock, specifically ranking by its terms on parity with the Series A Preferred Stock (the “Parity Securities”), in each case as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

4)

VOTING RIGHTS.  Series A Preferred Stock shall have right to vote in any matter present before the common stock shareholders, and shall be notified of any such under the laws of New York or the by laws of the Company as such.  If at least one share of Series A Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series A Preferred Stock at any given time, regardless of their number, shall have voting rights equal to two (2) times the sum of: i) the total number of shares of Common Stock which are issued and outstanding at the time of voting, plus ii) the total number of shares of any Preferred Stocks which are issued and outstanding at the time of voting.  Each individual share of Series A Preferred Stock will therefore have its proportional vote of the Series A Preferred Stock as described under this subsection.

B)

DESIGNATIONS OF SERIES B PREFERRED STOCK

1)

DESIGNATION.  This class of stock of this Corporation shall be named and designated “Series B Preferred Stock”.  It shall have 50,000,000 shares authorized at $0.00001 par value per share.

2)

DIVIDENDS.  The holders of Series B Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors, in its sole discretion.

3)

LIQUIDATION RIGHTS.  Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any stock ranking junior to the Series B Preferred Stock, the holders of the Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation an amount equal to $1.00 per share or, in the event of an aggregate subscription by a single subscriber for Series B Preferred Stock in excess of $100,000, $0.997 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) (the “Preference Value”), plus all declared but unpaid dividends, for each share of Series B Preferred Stock held by them. After the payment of the full applicable Preference Value of each share of the Series B Preferred Stock as set forth herein, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Corporation’s Common Stock.

4)

CONVERSION AND ANTI-DILUTION.

a)

Each share of Series B Preferred Stock shall be convertible, at any time, and/or from time to time, into the number of shares of the Corporation’s Common Stock, par value $0.00001 per share, equal to the price of the Series B Preferred Stock, divided by the par value of the Common Stock, subject to adjustment as may be determined by the Board of Directors from time to time (the “Conversion Rate”). For example, assuming a $2.50 price per share of Series B Preferred Stock, and a par value of $0.00001 per share for Common Stock, each share of Series B Preferred Stock would be convertible into 250,000 shares of Common Stock. Such conversion shall be deemed to be effective on the business day (the “Conversion Date”) following the receipt by the Corporation of written notice from the holder of the Series B Preferred Stock of the holder’s intention to convert the shares of Series B Stock, together with the holder’s stock certificate or certificates evidencing the Series B Preferred Stock to be converted.

b)

Promptly after the Conversion Date, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of full shares of Common Stock issuable to the holder pursuant to the holder’s conversion of Series B Preferred Shares in accordance with the provisions of this Section.  The stock certificate(s) evidencing the Common Stock shall be issued with a restrictive legend indicating that it was issued in a transaction exempt from registration under the Securities Act, and that it cannot be transferred unless it is so registered, or an exemption from registration is available, in the opinion of counsel to the Corporation. The Common Stock shall be issued in the same name as the person who is the holder of the Series B Preferred Stock unless, in the opinion of counsel to the Corporation, such transfer can be made in compliance with applicable securities laws. The person in whose name the certificate(s) of Common Stock are so registered shall be treated as a holder of shares of Common Stock of the Corporation on the date the Common Stock certificate(s) are so issued.

c)

All shares of Common Stock delivered upon conversion of the Series B Preferred Shares as provided herein shall be duly and validly issued and fully paid and non-assessable.  Effective as of the Conversion Date, such converted Series B Preferred Shares shall no longer be deemed to be outstanding and all rights of the holder with respect to such shares shall immediately terminate except the right to receive the shares of Common Stock issuable upon such conversion.

d)

The Corporation covenants that, within 30 days of receipt of a conversion notice from any holder of shares of Series B Preferred Stock wherein which such conversion would create more shares of Common Stock than are authorized, the Corporation will increase the authorized number of shares of Common Stock sufficient to satisfy such holder of shares of Series B submitting such conversion notice.

e)

Shares of Series B Preferred Stock are anti-dilutive to reverse splits, and therefore in the case of a reverse split, are convertible to the number of Common Shares after the reverse split as would have been equal to the ratio established prior to the reverse split. The conversion rate of shares of Series B Preferred Stock, however, would increase proportionately in the case of forward splits, and may not be diluted by a reverse split following a forward split.

5)

VOTING RIGHTS.  Each share of Series B Preferred Stock shall have ten votes for any election or other vote placed before the shareholders of the Corporation.

6)

PRICE. The initial price of each share of Series B Preferred Stock shall be $2.50.  The price of each share of Series B Preferred Stock may be changed either through a majority vote of the Board of Directors through a resolution at a meeting of the Board, or through a resolution passed at an Action Without Meeting of the unanimous Board, until such time as a listed secondary and/or listed public market develops for the shares.

7)

LOCK-UP RESTRICTIONS ON CONVERSION.  Shares of Series B Preferred Stock may not be converted into shares of Common Stock for a period of: a) six (6) months after purchase, if the Company voluntarily or involuntarily files public reports pursuant to Section 12 or 15 of the Securities Exchange Act of 1934; or b) twelve (12) months if the Company does not file such public reports.

C)

DESIGNATIONS OF SERIES C PREFERRED STOCK

1)

Designation and Number of Shares. There shall be a-series of Preferred Stock that shall be designated as "Series C Convertible Preferred Stock," and the number of shares constituting such series shall be Five Hundred Seventy Two (572) shares, The price per share shall be $0.00001 per share (the "Original Purchase Price"). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series C Convertible Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

2)

Ranking. The Series C Convertible Preferred Stock shall rank on parity with the Corporation's Common Stock and any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series C Convertible Preferred Stock (the "Parity Securities"), in each case as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

3)

Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary ("Liquidation"), the holders of record of the shares of the Series C Convertible Stock shall be entitled to receive assets and funds on parity with the Parity Securities. If, upon such Liquidation, the assets of the Corporation available for distribution to the holders of Series C Convertible Stock and any Parity Securities shall be insufficient to permit payment in full to the holders of the Series C Convertible Stock and Parity Securities, then the entire assets and funds of the Corporation legally available for distribution to such holders and the holders of the Parity Securities then outstanding shall be distributed ratably among the holders of the Series C Preferred Stock and Parity Securities based upon the proportion the total amount distributable on each share upon Liquidation bears to the aggregate amount required to be distributed, but for the provisions of this sentence, on all shares of the Series C Preferred Stock and of such Parity Securities, if any.

4)

Dividends. None.

5)

Conversion Rights.

a)

Conversion. Each holder of record of shares of the Series C Convertible Preferred Stock shall have the right to convert all (but not part) of such holder's shares of Series C Convertible Preferred Stock, into that number of fully paid and non-assessable shares of Common Stock as shall total 1% of the Corporation's common stock on a fully diluted basis (the "Conversion Formula") as ofthe Conversion Date (as defined below).

b)

Mechanics of Conversion.

(1)

Before any holder of Series C Convertible Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series C Convertible Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, within five business days, issue and deliver at such office to such holder of Series C Convertible Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares is made, and such date is referred to herein as the "Conversion Date."

(2)

All Common Stock, which may be issued upon conversion of the Series C Convertible Preferred Stock, will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof.

6)

Anti-Dilution Provisions. During the period in which any shares of Series C Convertible Preferred Stock remain outstanding, the Conversion Formula in effect at any time and the number and kind of securities issuable upon the conversion of the Series C Convertible Preferred Stock shall be subject to adjustment from time to time following the date of the original issuance of the Series C Convertible Preferred Stock upon the happening of certain events as follows:

a)

Consolidation, Merger or Sale. If any consolidation or merger of the Corporation with an unaffiliated third-party, or the sale, transfer or lease of all or substantially all of its assets to an unaffiliated third-party shall be effected in such a way that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for their shares of Common Stock, then provision shall be made, in accordance with this Section 6(a), whereby each holder of shares of Series C Convertible Preferred Stock shall thereafter have the right to receive such securities or assets as would have been issued or payable with respect to or in exchange for the shares of Common Stock into which the shares of Series C Convertible Preferred Stock held by such holder were convertible immediately prior to the closing of such merger, sale, transfer or lease, as applicable. The Corporation will not effect any such consolidation, merger, sale, transfer or lease unless prior to the consummation thereof the successor entity (if other than the Corporation) resulting from such consolidation or merger or the entity purchasing or leasing such assets shall assume by written instrument (i) the obligation to deliver to the holders of Series C Convertible Preferred Stock such securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to purchase, and (ii) all other obligations of the Corporation hereunder. The provisions of this Section 6(a) shall similarly apply to successive mergers, sales, transfers or leases. Holders shall not be required to convert Series C Convertible Preferred Stock pursuant to this Section 6(a).

b)

Notice of Adjustment. Whenever the Conversion Formula is adjusted as herein provided, the Corporation shall promptly but no later than 10 days after any request for such an adjustment by the holder, cause a notice setting forth the adjusted Conversion Formula issuable upon exercise of each share of Series C Convertible Preferred Stock, and, if requested, information describing the transactions giving rise to such adjustments, to be mailed to the holders at their last addresses appearing in the share register of the Corporation, and shall cause a certified copy thereof to be mailed to its transfer agent, if any. The Corporation may retain a firm of independent certified public accountants selected by the Board of Directors (who may be the regular accountants employed by the Corporation) to make any computation required by this Section 6, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

7)

Voting Rights. The Shares of Series C Preferred Stock shall not have voting rights except as set forth herein and, except as otherwise required by law.

8)

Redemption. Neither the Corporation nor the holders of the Series C Preferred Stock shall have any right at any time to require the redemption of any of the shares of Series C Convertible Preferred Stock, except upon and by reason of any liquidation, dissolution or winding-up of the Corporation, as and to the extent herein provided.

9)

Reservation of Shares. The Corporation shall at all times reserve and keep available and free of preemptive rights out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series C Convertible Preferred Stock pursuant to the terms hereof, such number of its shares of Common Stock (or other shares or other securities as may be required) as shall from time to time be sufficient to effect the conversion of all outstanding Series C Convertible Preferred Stock pursuant to the terms hereof. If at any time the number of authorized but unissued shares of Common Stock (or such other shares or other securities) shall not be sufficient to affect the conversion of all then outstanding Series C Convertible Preferred Stock, the Corporation shall promptly take such action as may be necessary to increase its authorized but unissued Common Stock (or other shares or other securities) to such number of shares as shall be sufficient for such purpose.

10)

Miscellaneous~

a)

The shares of the Series C Convertible Preferred Stock shall not have any preferences, voting powers or relative, participating, optional, preemptive or other special rights except as set forth above in this Resolution

b)

Designating Series C Convertible Preferred Stock and in the Certificate of Amendment to the Certificate of Incorporation of the Corporation.

c)

The holders of the Series C Convertible Preferred Stock shall be entitled to receive all communications sent by the Corporation to the holders of the Common Stock.

d)

Holders of fifty-one percent (51%) of the outstanding shares of Series C Convertible Preferred Stock may, voting as a single class, elect to waive any provision of this Resolution Designating Series C Convertible Preferred Stock, and the affirmative vote of such percentage with respect to any proposed waiver of any of the provisions contained herein shall bind all holders of Series C Convertible Preferred Stock.

D)

DESIGNATIONS OF SERIES D PREFERRED STOCK

1)

DESIGNATION.  This class of stock of this Corporation shall be named and designated “SERIES D Preferred Stock”.  It shall have 10,000,000 shares authorized at $0.00001 par value per share.

2)

DIVIDENDS.  The holders of SERIES D Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors, in its sole discretion.

3)

LIQUIDATION RIGHTS.  Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any stock ranking junior to the SERIES D Preferred Stock, the holders of the SERIES D Preferred Stock shall be entitled to be paid out of the assets of the Corporation an amount equal to $1.00 per share or, in the event of an aggregate subscription by a single subscriber for SERIES D Preferred Stock in excess of $100,000, $0.997 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) (the “Preference Value”), plus all declared but unpaid dividends, for each share of SERIES D Preferred Stock held by them. After the payment of the full applicable Preference Value of each share of the SERIES D Preferred Stock as set forth herein, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Corporation’s Common Stock.

4)

CONVERSION AND ANTI-DILUTION.

a)

Each share of SERIES D Preferred Stock shall be convertible, at any time, and/or from time to time, into the number of shares of the Corporation’s Common Stock, par value $0.00001 per share, equal to the price of the SERIES D Preferred Stock, divided by the par value of the Common Stock, subject to adjustment as may be determined by the Board of Directors from time to time (the “Conversion Rate”). For example, assuming a $5.00 price per share of SERIES D Preferred Stock, and a par value of $0.00001 per share for Common Stock, each share of SERIES D Preferred Stock would be convertible into 500,000 shares of Common Stock. Such conversion shall be deemed to be effective on the business day (the “Conversion Date”) following the receipt by the Corporation of written notice from the holder of the SERIES D Preferred Stock of the holder’s intention to convert the shares of SERIES D Stock, together with the holder’s stock certificate or certificates evidencing the SERIES D Preferred Stock to be converted.

b)

Promptly after the Conversion Date, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of full shares of Common Stock issuable to the holder pursuant to the holder’s conversion of SERIES D Preferred Shares in accordance with the provisions of this Section.  The stock certificate(s) evidencing the Common Stock shall be issued with a restrictive legend indicating that it was issued in a transaction exempt from registration under the Securities Act, and that it cannot be transferred unless it is so registered, or an exemption from registration is available, in the opinion of counsel to the Corporation. The Common Stock shall be issued in the same name as the person who is the holder of the SERIES D Preferred Stock unless, in the opinion of counsel to the Corporation, such transfer can be made in compliance with applicable securities laws. The person in whose name the certificate(s) of Common Stock are so registered shall be treated as a holder of shares of Common Stock of the Corporation on the date the Common Stock certificate(s) are so issued.

c)

All shares of Common Stock delivered upon conversion of the SERIES D Preferred Shares as provided herein shall be duly and validly issued and fully paid and non-assessable.  Effective as of the Conversion Date, such converted SERIES D Preferred Shares shall no longer be deemed to be outstanding and all rights of the holder with respect to such shares shall immediately terminate except the right to receive the shares of Common Stock issuable upon such conversion.

d)

The Corporation covenants that, within 30 days of receipt of a conversion notice from any holder of shares of SERIES D Preferred Stock wherein which such conversion would create more shares of Common Stock than are authorized, the Corporation will increase the authorized number of shares of Common Stock sufficient to satisfy such holder of shares of SERIES D submitting such conversion notice.

e)

Shares of SERIES D Preferred Stock are anti-dilutive to reverse splits, and therefore in the case of a reverse split, are convertible to the number of Common Shares after the reverse split as would have been equal to the ratio established prior to the reverse split. The conversion rate of shares of SERIES D Preferred Stock, however, would increase proportionately in the case of forward splits, and may not be diluted by a reverse split following a forward split.

5)

VOTING RIGHTS.  Each share of SERIES D Preferred Stock shall have ten votes for any election or other vote placed before the shareholders of the Corporation.

6)

PRICE.

a)

The initial price of each share of SERIES D Preferred Stock shall be $5.00.

b)

The price of each share of SERIES D Preferred Stock may be changed either through a majority vote of the Board of Directors through a resolution at a meeting of the Board, or through a resolution passed at an Action Without Meeting of the unanimous Board, until such time as a listed secondary and/or listed public market develops for the shares.

7)

LOCK-UP RESTRICTIONS ON CONVERSION.  Shares of SERIES D Preferred Stock may not be converted into shares of Common Stock for a period of: a) six (6) months after purchase, if the Company voluntarily or involuntarily files public reports pursuant to Section 12 or 15 of the Securities Exchange Act of 1934; or b) twelve (12) months if the Company does not file such public reports.